EXHIBIT 99.1

News Release

Contacts: Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

William K. Gerber Named to AK Steel’s Board of Directors

MIDDLETOWN, OH, October 20, 2006 — AK Steel (NYSE: AKS) said today that William K. Gerber has been elected to its board of directors, effective January 1, 2007. Mr. Gerber is the executive vice president and chief financial officer of Kelly Services, Inc., a Fortune 500 company with headquarters in Troy, Michigan. Prior to joining Kelly Services, Mr. Gerber held senior management positions in corporate finance for The Limited, Inc., with headquarters in Columbus, Ohio.

“Bill Gerber brings an impressive background in executive management and corporate finance to AK Steel’s board of directors. We are delighted that Bill is joining our board, and we look forward to his input,” said James L. Wainscott, chairman, president and CEO.

Mr. Gerber holds a Bachelor of Science degree in economics and finance from the Wharton School at the University of Pennsylvania, and a MBA degree from the Harvard Graduate School of Business Administration. Mr. Gerber is also a Certified Public Accountant.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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